  FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

  ANNOUNCES

  EARNINGS AND

QUARTERLY DIVIDEND

July 31, 2008

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, today announced that the Company recorded a net loss for the three months ended June 30, 2008 of $(608,000), ($(.21) per diluted share), compared to net income of $300,000 ($.09 per diluted share) earned in the same period of 2007. As previously announced, the Company recorded a pre-tax charge of $1.4 million ($841,000 after tax, or $.29 per diluted share) during the quarter on the other-than-temporary impairment of its investment in the AMF Ultra-Short Mortgage Fund. The annualized return on assets for the quarter was (1.58)%, with an annualized return on equity of (7.67)%, compared to .97% and 3.37%, respectively, for the quarter ended June 30, 2007.

Net interest income for the quarter ended June 30, 2008 was $1.2 million, an $84,000, or 7.7%, increase from the same period in 2007. This increase mainly reflects higher loan balances. The Company took a $20,000 provision for loan losses during the current year quarter, due to higher loan balances. Noninterest income for the quarter ended June 30, 2008 was $201,000, a $30,000, or 17.5%, increase from the quarter ended June 30, 2007, primarily due to gains on loan sales, which increased $21,000 for the quarter due to higher loan volumes sold. Noninterest expense for the quarter ended

June 30, 2008 was $927,000, a $141,000 or 17.9% increase over the same quarter last year. Compensation expense increased $134,000 due to normal salary increases, additions to staff, higher expenses for employee stock benefit plans, and higher costs of stock incentive plans. The Company capitalized $71,000 of legal costs for the successful acquisition of Barnsdall State Bank, which was completed on April 1, 2008. These costs had previously been recorded as noninterest expense. In the quarter ended June 30, 2007, the Company made a $10,000 provision for a repossessed property which was situated in a flood zone. That provision was reversed in the first quarter of the current year because of improvements made by the lessee. The Company recorded an income tax benefit of $325,000 for the quarter ended June 30, 2008, compared to tax expense of $172,000 for the same period last year due to the current quarter loss.

Net income for the twelve months ended June 30, 2008 was $217,000 ($.07 per diluted share), a $723,000 or 76.9% decrease from the $940,000 earned in the same period last year. The return on assets for the twelve-month period was .16%, with a return on equity of .63%, compared to .79% and 3.92%, respectively for the period ended June 30, 2007.

Net interest income for the twelve months ended June 30, 2008 was $4,430,000, increasing $760,000, or 20.7% from the same period last year. This increase mainly reflects the full year impact of equity proceeds from the January 2007 stock offering and higher loan balances. The Company recorded a $20,000 provision for loan losses in the periods ended June 30, 2008, compared to a $10,000 provision in the same period in 2007. Noninterest income for the current period was $788,000, a $122,000 or 18.3% increase over the same period last year. Gains on sales of loans were up $57,000 due to higher loan volumes sold. Mortgage loan servicing fees increased $20,000, and debit card income increased $29,000. Noninterest expense increased $632,000, or 22.1% to $3,482,000 for the current year. Compensation expense increased $323,000 principally due to normal salary increases, higher employee stock ownership plan costs, medical insurance costs and higher costs of stock incentive plans. Expenses associated with being a public company increased $74,000, including additional expenses relating to the 2007 annual meeting of shareholders. Income taxes were $152,000 for the period ended

June 30, 2008, a decrease of $370,000 over the same period last year, because of a corresponding decrease in pretax income.

Total assets increased $34.2 million from June 30, 2007, and as of June 30, 2008 were $156.9 million. On April 1, 2008, the Bank, in a cash transaction, acquired Barnsdall State Bank, which had assets of $12.2 million, loans of $1.8 million, and deposits of $10.5 million.

Stockholders’ equity decreased $4.4 million to $30.8 million from June 30, 2007 to June 30, 2008. This decrease in stockholders’ equity was primarily due to the buyback of 367,445 shares of common stock as announced in the three stock repurchase programs, and the buyback of 72,190 shares of common stock to fund the Osage Bancshares, Inc. 2007 Stock Compensation and Incentive Plan. Loans receivable totaled $107.1 million as of June 30, 2008, an increase of $18.4 million from June 30, 2007. The increase was principally due to nonresidential and residential real estate loan growth. The Company’s asset quality ratios remain strong. Non-performing loans represented .04% of total loans at June 30, 2008, compared to .02% as of June 30, 2007. The allowance for loan losses at June 30, 2008 was $430,000, and represented .40% of total loans. Net charge-offs for the twelve months ended June 30, 2008 were $16,000 compared to $7,000 in fiscal 2007. Deposits increased $29.6 million, or 40.8%, from June 30, 2007 to $102.3 million as of June 30, 2008, due to the Barnsdall State Bank acquisition, growth in public funds and rate promotions on certificates of deposit. Federal Home Loan Bank advances totaled $21.3 million, an $8.3 million increase from June 30, 2007. The additional advances were used primarily to purchase investment securities with similar durations.

The Company also announced that its Board of Directors had declared its seventh quarterly cash dividend of $.085 per share, payable August 26, 2008 to stockholders of record as of August 12, 2008. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

On January 17, 2007, Osage Federal MHC (the "MHC") completed its reorganization into stock form and the Company succeeded to the business of the MHC's former federal mid-tier holding company subsidiary, Osage Federal Financial, Inc., which ceased to exist. Each outstanding share of common stock of Osage Federal Financial, Inc. (other than those held by the MHC) was converted into 1.5739 shares of common stock of the Company. As part of the transaction, the Company sold a total of 2,513,880 shares to the public at $10 per share, including 201,828 shares purchased by the

Company’s employee stock ownership plan with funds borrowed from the Company.

On April 1, 2008, the Company’s wholly owned subsidiary, Osage Federal Bank, completed its acquisition of Barnsdall State Bank. Barnsdall State Bank had assets of $12.2 million and equity of

$1.7 million at March 31, 2008. The results of this purchase are included in the Company’s financial statements beginning in the quarter ended June 30, 2008 .

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, now operates three offices and three automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith
Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-333-8300